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                                                                     EXHIBIT 3.1


                           CERTIFICATE OF AMENDMENT OF

                    RESTATED CERTIFICATE OF INCORPORATION OF

                                  SPECTRX, INC.

         SpectRx, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. That the following amendment to Article IV of the Corporation's Restated Certificate of Incorporation has been duly adopted by the board of directors in accordance with the provisions of Section 242 of the General Corporation Law:

                  "The Corporation is authorized to issue two classes of stock to be designated Common Stock and Preferred Stock. The total number of shares of Common Stock, $0.001 par value, which this corporation has authority to issue is 15,000,000. The total number of shares of Preferred Stock, $0.001 par value, which this corporation has authority to issue is 10,870,000. 3,560,000 shares of Preferred Stock are designated Series A Preferred Stock ("Series A Preferred"), 3,560,000 shares of Preferred Stock are designated Series A1 Preferred Stock ("Series A1 Preferred"), 1,375,000 shares of Preferred Stock are designated Series B Preferred Stock ("Series B Preferred"), 1,375,000 shares of Preferred Stock are designated Series B1 Preferred Stock ("Series B1 Preferred"), 500,000 shares of Preferred Stock are designated Series C Preferred Stock ("Series C Preferred") and 500,000 shares of Preferred Stock are designated Series C1 Preferred Stock ("Series C1 Preferred").

                  Upon the filing of this Certificate of Amendment of Certificate of Incorporation, each 1.4 outstanding shares of Common Stock shall be combined and converted into one share of Common Stock. Such stock combination shall be calculated on a certificate by certificate basis with fractional shares being rounded up."

2. That the following amendment to Article V(4)(b) of the Corporation's Restated Certificate of Incorporation has been duly adopted by the board of directors in accordance with the provisions of Section 242 of the General Corporation Law:

                  "Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at its then effective Conversion Rate immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933,
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         as amended, covering the offer and sale of Common Stock of which the aggregate gross proceeds attributable to sales for the account of the Corporation exceed $10,000,000 at an issuance price per share of at least $6.00 without regard to any stock splits that may be effected by the Board of Directors."

3. The foregoing amendments have been duly approved by the stockholders in accordance with the provisions of section 242 of the General Corporation Law.

         IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by Mark A. Samuels, its President, and attested by Thomas H. Muller, Jr., its Secretary, this 20th day of January, 1997.


                                            SPECTRx, INC.

                                            By:   /s/ Mark A.  Samuels
                                                  ------------------------------
                                                  Mark A. Samuels, President
ATTEST:


/s/ Thomas H.  Muller, Jr.
---------------------------------
Thomas H. Muller, Jr., Secretary


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